Exhibit 10.55

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into February 12, 2018 and shall be effective as of the Executive’s start date with the Company, which is anticipated to be March 6, 2018 (the “Effective Date”), by and between Famous Dave’s of America, Inc., a Minnesota corporation (the “Company”), and Paul Malazita, an individual resident of the State of Minnesota (“Executive”).

WHEREAS, Executive wishes to be employed by the Company and the Company desires to employ Executive as its Interim Chief Financial Officer (“CFO”) on the terms and conditions set forth herein to perform duties generally typical for a CFO of a publicly traded company operating and conducting business in the United States, the Commonwealth of Puerto Rico, Canada, the United Arab Emirates, and any other country where the Company does business during the Employment Term (as defined below).

NOW, THEREFORE, in consideration of these premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and intending to be legally bound, the parties hereto hereby agree as follows:

1.             Employment; Employment Term. Upon the terms and conditions hereinafter set forth, the Company hereby agrees to retain the services of Executive and Executive hereby accepts such employment and agrees to faithfully and diligently serve as directed by the Chief Executive Officer of the Company (the “CEO”), the Company’s Board of Directors (the “Board”), and in accordance with this Agreement, commencing on the Effective Date and continuing until terminated pursuant to Section 6 of this Agreement (the “Employment Term”).

2.             Duties.

(a)           Services.  During the Employment Term, Executive agrees to serve as CFO of the Company and shall render his duties as CFO in a manner that is consistent with Executive’s position within the Company and as assigned by the Board, and/or at the option of the Board, assigned by the Company’s CEO.  In addition to his duties as CFO, Executive agrees to serve as an elected/appointed officer of the Company and Executive shall serve in such capacity without additional compensation during the Employment Term.  Executive also agrees to serve as any elected/appointed director or officer of any subsidiary of the Company that the Company may, in its sole discretion, deem fit and Executive shall serve in such capacity or capacities without additional compensation during the Employment Term.  Executive shall spend substantially all of his business time and attention at the Company’s headquarters in Minnetonka, Minnesota, however his employment under this Agreement may require travel and stay outside Minnetonka, Minnesota and the United States in order to fulfill his duties hereunder.

(b)           Certain Obligations. During the Employment Term, Executive (i) shall devote 100% of his business time and attention to achieve, in accordance with the policies and directives of the Board, and/or, at the option of the Board, the CEO, established from time to time in its/their/his discretion, the objectives of the Company, (ii) shall be subject to, and comply with, the rules, practices and policies applicable to executive employees whether reflected in an employee handbook, code of conduct, compliance policy or otherwise, as the same may exist and be amended from time to time, of the Company; and (iii) shall not engage in any business activities other than the performance of his duties under this Agreement.  Notwithstanding any other language in this Agreement to the contrary, Executive may participate in civic, religious and charitable activities, make personal investments in other entities and act as a director for the entities and in the capacities set forth on Exhibit A hereto, or as otherwise approved by the Board in writing; provided that such other entities are not competitive with the Company, and provided that so acting shall not interfere with Executive’s duties with the Company.

3.             Compensation.  For the services rendered herein by Executive, and the promises and covenants made by Executive herein, during the Employment Term the Company shall pay compensation to Executive as follows.

(a)           Base Salary. The Company shall pay to Executive the sum of ONE HUNDRED SIXTY FIVE THOUSAND DOLLARS ($165,000) as an annual salary (the “Base Salary”), payable in accordance with the normal payroll practices of the Company.  The Company will review Executive’s Base Salary no less than annually and may, in its sole discretion, adjust Executive’s Base Salary upon such review.

(b)           Bonus. Executive shall be eligible to receive an annual bonus, as set forth below (the “Bonus”).

(i)            Executive shall be eligible to receive a discretionary annual Bonus, which shall be determined by the Board in its sole discretion based upon Executive’s achievement of milestones, with said milestones reasonably determined by the Board prior to the commencement of each fiscal year. The target amount of each annual Bonus is expected to be 30% of Base Salary (however these are targets and not guaranteed amounts).

(ii)           The achievement of the Milestones will be determined by the Board in its sole discretion.  The Company shall have the right to condition the payment of any Bonus on Executive’s contemporaneous execution of a document acceptable to the Company pursuant to which Executive confirms, ratifies and agrees that his obligations under Section 5 are valid and binding and are enforceable against Executive in accordance with the terms of Section 5.    Any Bonus amounts shall be paid at the same time as annual bonuses are paid to the Company’s other executive officers, but no later than Seventy-Five (75) days from the end of the calendar year in which the Bonus was earned if payment by such date is necessary to qualify for the short term deferral exemption from the definition of deferred compensation under Section 409A (as defined below).

(c)           Equity Grants.  On the Effective Date, the Company shall grant to Executive stock options (the “Options”), exercisable for 20,000 shares of the Company’s common stock (“Common Stock”).  The Options shall be granted pursuant to and governed by the terms of the Company’s 2015 Equity Incentive Plan, as amended from time to time (the “Plan”), and by a separate stock option agreement between Executive and the Company.  The exercise price of the Options shall be no less than the fair market value of the shares of Common Stock on the date of grant, as determined in good faith by the Board.  Subject to the accelerated vesting described herein and Executive remaining continuously employed by the Company on each vesting date (“Continuous Service Status”), the Options shall vest in installments of 416 option shares on the first 47 monthly anniversaries of the Effective Date (the first vesting date being on the one (1) month anniversary of the Effective Date hereof) and 448 option shares on the 48th monthly anniversary of the Effective Date.  Notwithstanding anything to the contrary set forth in the Plan, the Options shall have the following terms:

(i)            In the event of a Change of Control (as defined in the Plan) during the Employment Term, the vesting of the Options will accelerate such that the Options shall be fully vested and the Options shall be exercisable immediately prior to such Change of Control;

(ii)           In the event of a Corporate Transaction (as defined in the Plan), at the option of the Board in its sole discretion, Executive shall either exercise the Options (a “Forced Exercise”) or such failure to exercise will result in the Options terminating immediately prior to such Corporate Transaction.  Notwithstanding anything to the contrary in the Plan, in the event of a Forced Exercise, Executive may elect, in his sole discretion, to pay the Option exercise price in cash, or pursuant to a “cashless exercise” procedure in which payment of the Option exercise price and/or tax withholding obligations may be satisfied, in whole or in part, by forfeiting Option shares pursuant to a net exercise or pursuant to a “broker assisted cashless exercise” procedure (it being acknowledged that a sale of Option shares pursuant to a “broker assisted cashless exercise” procedure will be subject to compliance with the insider trading policy of the Company in place at the time of such sale);

(iii)          In the event of a Corporate Transaction in which the Board does not impose a Forced Exercise, the Board in its sole discretion may elect to terminate the Option in exchange for making a cash payment to Executive in an amount equal to the product obtained by multiplying (x) the amount (if any) by which the transaction proceeds per share exceed the exercise price per share covered by the Option times (y) the number of shares of Common Stock covered by the Option;

(iv)          The Options shall expire on the earlier of: (a) the ten (10) year anniversary of the date of grant, or (b) 90 days from the date of separation from employment.

(d)          No Additional Compensation. Except for compensation set forth in this Agreement, Executive shall not receive additional compensation in connection with providing services to or holding executive or directorial office(s) in the Company or any of its subsidiaries unless otherwise agreed to by Executive and the Company in the Company’s sole discretion.

4.             Benefits.

(a)           PTO.  During Employment Term, Executive shall also be eligible to receive paid time off (“PTO”) as outlined in the Company’s PTO program.

(b)           Other Benefits.  During the Employment Term, Executive will be eligible to participate in the Company’s benefit plans that are currently and hereafter maintained by the Company and for which he is eligible including, without limitation, group medical, 401k, life insurance and other benefit plans (the “Benefits”). The Company reserves the right to cancel or change at any time the Benefits that it offers to its employees.

(c)           Expenses.  During the Employment Term, Executive shall be reimbursed for reasonable (travel and other) expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.  Executive agrees to provide detailed backup of any expenses and indicate on any submission for reimbursement those expenses that relate to meals and entertainment.

5.             Non-Disclosure of Information, Assignment of Intellectual Property, and Restrictive Covenants. Executive acknowledges that the Company is in the business of developing, owning, operating and franchising barbeque restaurants globally, with a focus on the United States, the Commonwealth of Puerto Rico, Canada, the United Arab Emirates, and any other country where the Company does business, that the Company has and will develop and assemble extensive “know-how” and trade secrets relating to its business, the business of its franchisees and the business of its suppliers and has developed an extensive relationship with its franchisees, suppliers and customers.  Beginning from the Effective Date and continuing during Executive’s employment with the Company, Executive will have access to such trade secrets and relationships and other proprietary information of the Company.  Executive agrees to protect the Company’s Confidential Information (as defined below) as provided in this Section 5.

(a)           Confidential Information.  “Confidential Information” means information regarding the Company not generally known and proprietary to the Company, or to a third party for whom the Company is performing work, including, without limitation, information concerning any patents or trade secrets, confidential or secret designs, infomercial sources, media outlets, pricing, processes, formulae, source codes, plans, devices or material, research and development, proprietary software, analysis, techniques, materials or designs (whether or not patented or patentable), directly or indirectly useful in any aspect of the business of the Company or any vendor names, customer and supplier lists, databases, management systems and sales and marketing plans of the Company, or any confidential secret development or research work of the Company, or any other confidential information or proprietary aspects of the business of the Company.  All information which the Executive acquires or becomes acquainted with during his employment with the Company, whether developed by the Executive or by others which the Executive has a reasonable basis to believe to be Confidential Information, or which is treated by the Company as being Confidential Information, shall be presumed to be Confidential Information.  Executive also agrees to enter into and remain bound by the Company’s Employee Confidentiality Agreement (the “Executive Confidentiality Agreement”), the Company’s Information Technology and Data Security Policy, as amended from time to time (the ““Data Security Policy”), the Company’s Sexual Harassment, Offensive Behavior and Non-Discrimination Policy (the “Harassment and Discrimination Policy”), the Gifts & Prizes Policy (the “Gift Policy”) and any and all other employee policies adopted by the Company from time to time (together with the Data Security Policy, the Harassment and Discrimination Policy and the Gift Policy, the “Company Policies”).

(b)           Confidentiality Covenant.  Except as permitted or directed by the Company, the Executive shall not, either while employed by the Company or thereafter, divulge, furnish or make accessible to anyone or use in any way (other than as required in the performance of Executive’s duties as CFO hereunder) any Confidential Information.  The Executive acknowledges that the Confidential Information constitutes a unique and valuable asset of the Company and represents a substantial investment of time and expense by the Company, and that any disclosure or other use of such Confidential Information other than for the sole benefit of the Company would be wrongful and would cause irreparable harm to the Company.  Both during and after the Employment Term under this Agreement, Consultant will refrain from any acts or omissions that would reduce the value of such knowledge or information to the Company.  Notwithstanding any other provision of this Agreement, Executive understands that he may disclose Confidential Information (a) in confidence, to federal, state, or local government officials, or to his attorney, for the sole purpose of reporting or investigating a suspected violation of law; or (b) in a document filed in a lawsuit or other legal proceeding, but only if the filing is made under seal and protected from public disclosure.  Nothing in this Agreement is intended to conflict with the federal and state laws and regulations or create liability for disclosures expressly allowed by such laws and regulations.

(c)           Return of Confidential Information.  When Executive’s employment with the Company ends, regardless of the reason for such separation of employment, Executive will promptly turn over to Company in good condition all property of the Company in Executive’s possession or control, including, but not limited to, all originals, copies of or electronically stored documents or other materials containing Confidential Information, regardless of who prepared them.  In the case of electronically stored information retained by Executive outside of Company’s electronic systems, Executive will promptly make a hard copy of such information in paper, audio recording, disc format or other format as appropriate, turn that hard copy over to Company, and then destroy Executive’s electronically stored information.  Further, Executive agrees to execute written confirmation that all Confidential Information in the Executive’s possession, or to which the Executive has access, has been turned over to Company or destroyed.

(d)           Assignment of Intellectual Property. Executive agrees to assign and hereby assigns to the Company (the “Assignment”) any and all rights, improvements and copyrightable or patentable subject matter, know-how, and other intellectual property relating to the Company’s business (or any of its subsidiaries’ businesses) which Executive conceived or developed, or may conceive or develop, either alone or with others, or which otherwise arose or may arise during Executive’s employment with the Company and for a period of eighteen (18) months thereafter (“Assignable Property”).  For the avoidance of doubt, the Assignable Property does not apply to an invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on the Executive’s own time, and (1) which does not relate (a) directly to the business of the employer or (b) to the employer’s actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by the Executive for the Company.  Executive shall promptly disclose to the Company all Assignable Property.  Executive agrees not to assert any rights against the Company (or any of its subsidiaries) or seek compensation from the Company (or any of its subsidiaries) for the foregoing Assignment or the Company’s (or any of its subsidiaries) use of Assignable Property.  Executive shall promptly disclose to the Company all knowledge that Executive has or obtains regarding Assignable Property and, at the request of the Company, Executive shall, without expense or additional compensation, provide the Company with whatever assistance that the Company may request of Executive including, but not limited to:  (i) signing documents to further evidence and perfect an Assignment; (ii) obtaining for the Company patents, trademarks and trademark protection, copyrights and copyright protection, assignment of rights, and protection of trade secrets; and (iii) taking any other action the Company deems appropriate for securing or protecting its rights in Assignable Property or other intellectual property of the Company or its subsidiaries.

(e)           Non-Solicitation. During the Employment Term and for a period of twelve (12) months thereafter, Executive shall not, whether for his own benefit or that of any other individual, partnership, firm, corporation, or other business organization, directly or indirectly: (i) solicit or attempt to induce any employee of the Company or any of its subsidiaries to leave his/her employment with the Company or in any way interfere with the relationship between or among the Company and any employee; (ii) hire any person who was an employee at any time during the Employment Term, (iii) induce or attempt to induce any supplier, licensee, franchisee or other business relation of the Company (collectively, the “Partners”) to limit or reduce his, her or its relationship with the Company or (iv) make any negative or disparaging statements or communications regarding the Company, any of its current or former directors, stockholders, officers, employees or Partners.

(f)            Non-Compete.  During the Employment Term and during the twelve (12) month period following the date of termination of the Employment Term, Executive shall not (whether as an employee, consultant, agent, proprietor, principal, partner, stockholder, corporate officer, director or otherwise) directly engage, own, have an interest, or participate in the financing, operation, management or control of any person, firm, corporation or business whose primary business is the retail sale of barbeque format food or whose restaurant business derives at least 30% of its food-related revenues from the sale of barbeque type food or barbeque-related products, other than as a stockholder with less than one percent (1%) of the outstanding common stock of a publicly traded company.  The foregoing covenant shall cover Executive’s activities in the United States, the Commonwealth of Puerto Rico, Canada, the United Arab Emirates and in any other country or U.S. territory in which the Company does business during the Employment Term.

(g)           Equitable Relief. In the event of a breach of or threatened breach by Executive of the provisions of this Section 5, the Company shall be entitled to an injunction restraining Executive from violating these covenants. Any breach or threatened breach of such provisions will cause irreparable injury to the Company and that money damages will not provide an adequate remedy therefor, and Executive hereby consents to the issuance of an injunction and to the ordering of such specific performance in the event the Company seeks injunctive relief and agrees that the Company shall be entitled to recover reasonable costs and attorneys’ fees in connection therewith.  Executive further agrees that no bond or other security shall be required in obtaining such equitable relief, nor will proof of actual damages be required for such equitable relief.

6.             Termination; Severance Payments; Etc.

(a)           At-Will Employment.  Executive and the Company agree that Executive’s employment is at-will and that, subject to Section 6(d) below, either Executive or the Company may terminate Executive’s employment, at any time, with or without any cause, with no prior notice; provided however that each party shall remain bound by the terms and provisions of this Agreement that survive the termination in accordance with Section 9(i).

(b)           Termination By Company Without Cause or by Executive With Good Reason; Accrued Obligations.

(i)            If Executive’s employment with the Company is terminated by the Company for any reason other than for Cause, death or Disability (as defined below) or if Executive resigns for Good Reason (a defined below), then, subject to Executive continuing to fulfill his obligations under Section 5 of this Agreement, and following the expiration of any applicable revocation periods, Executive shall receive (and paid periodically in accordance with the Company’s normal payroll policies) continuing payments of Base Salary for a period of three (3) months after such termination (the “Severance Period”).  The payments made or payable to Executive under this Section 6(b)(i) shall be hereinafter referred to as the “Severance Payments”.

(ii)           Executive shall only be entitled to receive the Severance Amount if Executive signs a Separation Agreement at the time of termination in a form prepared by and acceptable to the Company that includes adequate provisions for at least the following: (A) Executive’s general release of any and all legal claims; (B) Executive’s return of all of the Company’s property in Executive’s possession; (C) nondisparagement of the Company, any affiliated entities, and their Executives and representatives; (D) confidentiality of terms; and (E) acknowledgement of Executive’s continuing contractual obligations to the Company, including Executive’s continuing noncompetition, confidentiality, and invention obligations.

(iii)          If the Executive is terminated for any reason the Company shall pay Executive, or, his estate, if applicable, (A) any portion of the Base Salary that has accrued but not been paid through the date of such termination, and (B) expense and relocation reimbursements due to Executive through the date of termination (if any) (collectively the “Accrued Obligations”).

(c)           Definitions.

(i)            As used herein, “Cause” for the Company to terminate this Agreement shall mean: (1) Executive’s indictment for, conviction of, or plea of guilty or nolo contendere, to a felony, a misdemeanor involving fraud or dishonesty, or any crime involving moral turpitude, (2) an act of personal dishonesty taken by Executive in connection with his responsibilities hereunder or in connection with his position at the Company, (3) an act taken by Executive that constitutes willful misconduct or gross negligence in the performance of Executive’s duties, (4) fraud, misappropriation or embezzlement by Executive, (5) any breach by Executive of this Agreement, (6) Executive’s repeated and unexplained or unjustified absence from the Company, or (7) Executive’s failure to substantially perform his duties or comply with any written reasonable directive from the Board, and, if such failure is curable, failure to cure such failure within ten (10) days after receipt of written notice thereof.

(ii)           As used herein, “Disability” means Executive being unable to perform the principal functions of his duties in a reasonable manner due to a physical or mental impairment, but only if such inability has lasted or is reasonably expected to last for at least sixty (60) consecutive calendar days or ninety (90) non-consecutive calendar days of any twelve month (12) period and, whether Executive has a Disability will be determined by the Company.

(iii)          As used herein, “Good Reason” for Executive to terminate this Agreement shall mean any material breach by the Company of this Agreement, including its obligations to pay Executive his Base Salary, not cured by the Company in accordance with Section 6(d) below.  In no event will Executive have Good Reason to terminate the Agreement if he resigns more than three (3) months following the initial existence of the condition that constitutes Good Reason.

(d)           Termination Process.  Either party may terminate this Agreement during the Employment Term; provided, however, that if such termination is by the Company for Cause or by Executive for Good Reason, the terminating party shall give the non-terminating party a written notice providing reasonable notice and detail of the alleged Cause or Good Reason, as the case may be, and, if such Cause or Good Reason is curable, the non-terminating party shall have twenty-one (21) days following such notice to cure such Cause or Good Reason; provided further however, if the termination is by the Executive without Good Reason, the Executive shall give the Company ninety (90) days prior notice of his termination or such shorter period as agreed to by the Company in its sole discretion (the “Executive Notice Period”).  Notwithstanding the foregoing, the Company shall not be required to give Executive the right to cure any act of Cause as set forth in Sections 6(c)(i)(1), (2), (4) or (6).  If the Company terminates Executive’s employment with Cause, it shall have no liability to Executive other than to pay him the Accrued Obligations.

(e)           Transition of Duties.  In the event of a termination of the Executive, Executive shall assist the Company in transitioning his duties to another person or person designated by the Company.

(f)            Resignation from Boards and Offices.  Executive’s termination of employment for any reason or for no reason shall be deemed an automatic resignation by Executive from all offices of the Company and its subsidiaries and from all other board of director or management positions with the Company and its subsidiaries.

7.             Representations.

(a)           Executive represents that his performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by him in confidence or in trust prior to or outside of his employment by the Company. Executive hereby represents and warrants that he has not entered into, and will not enter into, any oral or written agreement in conflict herewith.

(b)           Executive hereby represents that Executive is not subject to any other agreement that Executive will violate by working with the Company or in the position for which the Company has hired Executive.  Further, Executive represents that no conflict of interest or a breach of Executive’s fiduciary duties will result by working with and performing duties for the Company.

(c)           Executive further acknowledges and agrees that he has carefully read this Agreement and that he has asked any questions needed for him to understand the terms, consequences and binding effect of this Agreement and fully understands it and that he has been provided an opportunity to seek the advice of legal counsel of his choice before signing this Agreement.

(d)           Executive further agrees during the Severance Period to provide a prompt response to Company in the event Company requests information connected to Executive’s subsequent employment after ceasing to be an employee of the Company.

(e)           Executive represents and warrants that he is not currently involved, directly or indirectly, in any litigation as a defendant or as a party subject to any counterclaims, nor is any such litigation threatened against Executive, directly or indirectly.

8.             Background Verification. The Company has requested from an independent reviewer a complete background report with respect to Executive.  If the Board, in its sole discretion, is not satisfied with the contents of the background report, the Company may within a reasonable amount of time following receipt of such background report terminate the Employment Term and, notwithstanding anything to the contrary set forth herein, Executive shall not be entitled to (i) any payments hereunder other than the Accrued Obligations and (ii) the Options shall immediately terminate and be of no further force and effect.

9.             Miscellaneous.

(a)           Notices. All notices, requests, consents and other communications hereunder (i) shall be in writing, (ii) shall be effective upon receipt, and (iii) shall be sufficient if delivered personally, electronically with receipt confirmation, or by mail, in each case addressed as follows:

If to the Company:

Famous Dave’s of America, Inc.

12701 Whitewater Drive, Suite 200

Minnetonka, MN  55343

Attn:  Jeff Crivello

Email:  Jeff.Crivello@famousdaves.com

With a copy to:

Gray Plant Mooty

500 IDS Center

80 South Eighth Street

Minneapolis, MN USA 55402

Attn:  Neil Goldsmith

Email: neil.goldsmith@gpmlaw.com

If to Executive:

To Executive’s most recent residential address or otherwise known by the Company or any other address Executive may provide to the Company in writing.

(b)           Entire Agreement. This Agreement (including its Exhibits), the Plan and any written agreements related to the Options constitute the entire agreement by and between the parties with respect to the subject matter contained herein and supersede all prior agreements or understandings, oral or written, with respect to the subject matter contained herein. Notwithstanding the foregoing, Executive shall remain subject to and bound by the Data Security Policy, any employee handbook and any other employee policies adopted from time to time.

(c)           Amendments; Waivers; Etc. This Agreement may not be altered, amended or modified in any manner, nor may any of its provisions be waived, except by written amendment executed by the parties hereto that specifically states that they intended to alter, amend or modify this Agreement. No provision of this Agreement may be waived by any party hereto except by written waiver executed by the waiving party that specifically states that it intends to waive a right hereunder.  Any such waiver, alteration, amendment or modification shall be effective only in the specific instance and for the specific purpose for which it was given.  No remedy herein conferred upon or reserved by a party is intended to be exclusive of any other available remedy, but each and every such remedy shall be cumulative and in addition to every other remedy given under this Agreement or in connection with this Agreement and now or hereafter existing at law or in equity.

(d)           Governing Law and Jurisdiction. Except as provided otherwise in Section 9(k), this Agreement shall be construed and enforced in accordance with the laws of the State of Minnesota without regard to the principle of the conflict of laws. Any dispute arising in connection with this Agreement may be adjudicated by binding arbitration pursuant to the rules of the American Arbitration Association, before a single arbitrator in Minneapolis, Minnesota except that the foregoing shall not preclude the Company or Executive from enforcing the award of the arbitrators in a state or Federal Court located in the State of Minnesota, and each of the parties hereto consent to the jurisdiction of such Courts.

(e)           Successors and Assigns.  Neither this Agreement nor any rights or obligations hereunder are assignable by Executive.  The Company shall have the right to assign its rights and obligations under this Agreement to any affiliate or successor of the Company.  This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company.  Any such successor of the Company (including but not limited to any person or entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company) will be deemed substituted for the Company under the terms of this Agreement for all purposes.

(f)            Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES HERETO HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS AMONG THEM RELATING TO THE SUBJECT MATTER OF THE TRANSACTIONS CONTEMPLATED HEREBY. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT OR WITH ANY ARBITRATOR AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THE PARTIES HERETO ACKNOWLEDGE THAT (I) THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, (II) EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND (III) EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY.

(g)           Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same instrument.

(h)           Severability. Executive acknowledges that the provisions, restrictions and time limitations contained in Section 5 are reasonable and properly required for the adequate protection of the business of the Company and that in the event such restriction or limitation is deemed to be unreasonable by any court of competent jurisdiction, then Executive agrees to submit to the reduction of said restriction and limitation to such as any such court may deem reasonable.  If any particular provision of Section 5 shall be adjudicated to be invalid or unenforceable, such provision shall be considered to be divisible with respect to scope, time and geographic area, and such lesser scope, time or geographic area, as a court of competent jurisdiction may determine to be reasonable, not arbitrary and not against public policy, shall be effective, binding and enforceable against Executive. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

(i)            Survival. Any termination of Executive’s employment and any expiration or termination of the Employment Term under this Agreement shall not affect the continuing operation and effect of Sections 5, 6 and 9 hereof, which shall continue in full force and effect with respect to the Company and its successors and assigns and respect to Executive.

(i)            Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

(j)            Internal Revenue Code Section 409(A).  The intent of the parties is that payments and benefits under the Agreement comply with or be exempt from Section 409A of the Code and the regulations and guidance promulgated thereunder (“Section 409A”) and, accordingly, to the maximum extent permitted the Agreement shall be interpreted to be in compliance therewith or exempt therefrom.  To the extent any such cash payment or continuing benefit payable upon Executive’s termination of employment is nonqualified deferred compensation subject to Section 409A, then, only to the extent required by Section 409A, such payment or continuing benefit shall not commence until the date which is six (6) months after the date of separation from service, and any previously scheduled payments shall be made in a lump sum (without interest) on that date.  For purposes of Section 409A, the phrase “termination of employment” (or other words to that effect), as used in this Agreement, shall be interpreted to mean “separation from service” as defined under Section 409A.

(k)           Golden Parachute Limitation (Sec. 280G).  Notwithstanding anything to the contrary contained herein, if any payments or benefits provided under this Agreement constitute “parachute payments” within the meaning of Section 280G of the Code (the “Parachute Payments”) and such Parachute Payments are subject to the excise tax imposed by Section 4999 of the Code or nondeductible under Code Section 280G (“Section 280G”) , then the Parachute Payments shall be reduced to an amount such that the aggregate of the Parachute Payments does not exceed 2.99 times the “base amount,” as defined in Section 280G, provided that the foregoing reduction shall not take place if, prior to the date of the change in ownership or control of the Company, the Parachute Payments shall have been approved in a vote satisfying the requirements of Section 280G(b)(5) of the Code by persons who, immediately before the change in ownership or control, own more than seventy-five (75%) of the voting power of all outstanding stock of the Company.

(l)            Section Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof, affect the meaning or interpretation of this Agreement or of any term or provision hereof.

[REMAINDER OF PAGE INTENTIONALLY BLANK; SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first set forth above.

FAMOUS DAVE’S OF AMERICA, INC.		EXECUTIVE:

By:	/s/ Dexter Newman	/s/ Paul Malazita
Name:	Dexter Newman	PAUL MALAZITA
Title:	Chief Financial Officer

EXHIBIT A

Commitments and/or Investment

A-1